Registration Statement No. 333-191953

Filed Pursuant to Rule 433

Supplementing the Preliminary

Prospectus Supplement

Dated March 4, 2014

(To Prospectus dated October 28, 2013)

Pricing Term Sheet

Floating Rate Notes due 2015

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated March 4, 2014 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 28, 2013, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-191953.

Issuer:	The Coca-Cola Company

Security:	Floating Rate Notes due September 1, 2015

Offering Format:	SEC Registered

Principal Amount:	$1,000,000,000

Maturity Date:	September 1, 2015

Initial Interest Rate:	To be determined on March 5, 2014 based on Three-month LIBOR plus the Floating Rate Spread

Price to Public:	100.000% of principal amount

Floating Rate Spread:	+1 bps

Reference Rate:	Three-month LIBOR

Interest Payment And Reset Dates:	Quarterly on March 1, June 1, September 1 and December 1, commencing on June 1, 2014

Make-Whole Call:	None

Interest Determination Date:	Second London Business Day preceding each Reset Date

Day Count Convention:	Actual / 360

Business Day Convention:	Modified Following, adjusted

Trade Date:	March 4, 2014

Settlement Date:	March 7, 2014 (T+3)

CUSIP / ISIN:	191216BH2 / US191216BH23

Denominations:	$2,000 x $1,000

Ratings:	Aa3 (Stable) by Moody’s Investors Service, Inc. AA- (Stable) by Standard & Poor’s Ratings Services A+ (Negative) by Fitch Ratings

Underwriters:	Bookrunners: Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll free at (800) 831-9146 or J.P. Morgan Securities LLC, collect at (212) 834-4533.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.